SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549
______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

August 19, 2014
Date of report (Date of earliest event reported)

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BIOLIFE SOLUTIONS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-18710	94-3076866
(State or Other Juris- diction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3303 Monte Villa Parkway, Bothell, WA 98021
(Address of principal executive offices, including zip code)

(425) 402-1400
(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Entry into a Material Definitive Agreement.

On August 19, 2014, BioLife Solutions, Inc. (the “Company”) entered into a Fifth Amendment to Lease (the “Fifth Lease Amendment”) with Monte Villa Farms LLC (the “Landlord”) to, among other things, enlarge the premises leased by the Company and make associated increases to the monthly base rent and certain other fees and expenses due under the lease, dated as of August 1, 2007 (the “Original Lease”), as amended by the First Amendment to Lease (the “First Lease Amendment”), entered into by the Company and Landlord on and dated as of November 4, 2008, the Second Amendment to Lease (the “Second Lease Amendment”), entered into by the Company and Landlord on March 3, 2012, the Third Amendment to Lease (the “Third Lease Amendment”) entered into by the Company and Landlord on June 15, 2012, and the Fourth Amendment to Lease (the “Fourth Lease Amendment”) entered into by the Company and Landlord on November 26, 2012.

The premises leased pursuant to the Original Lease consisted of approximately 4,366 rentable square feet of space in the building (the “Building”) located at 3303 Monte Villa Parkway, Bothell, Washington. The Company leased an additional 5,798 rentable square feet of space in the Building pursuant to the First Lease Amendment. The Second Lease Amendment expanded the premises leased by the Company from the Landlord to approximately 20,462 rentable square feet. The Third Lease Amendment expanded the premises to 20,761 rentable square feet. The Fourth Lease Amendment expanded the premises to 25,864 rentable square feet. The Fifth Lease Amendment expanded the premises to 30,357 rentable square feet.

Under the Fifth Lease Amendment, beginning November 15, 2015, the Company’s monthly base rent will increase by $6,739.50 per month to an aggregate of $55,708.67 per month.  The Company’s base rent will increase from time to time, as set forth in Exhibit B.5 to the Fifth Lease Amendment.  The Company is also required to pay an amount equal to its proportionate share of certain taxes and operating expenses for the leased premises.

The foregoing summary is qualified in its entirety by reference to the text of the Fifth Lease Amendment, a copy of which will be attached as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOLIFE SOLUTIONS, INC.

Date: August 20, 2014	By:	/s/ Daphne Taylor
Daphne Taylor
Chief Financial Officer